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                                                                   EXHIBIT 10.33

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") by and between Manhattan Associates, Inc. ("Company"), and Ramesh Srinivasan ("Executive") is hereby entered into and effective as of the 1st day of January, 2004 (the "Effective Date").

         WHEREAS, Company is engaged in the development, marketing, selling, implementation and installation of computer software solutions specifically designed for the management of warehouse and distribution centers and providing transportation management for consumer product manufacturers, retailers and retail and grocery suppliers and distributors (the "Company Business");

         WHEREAS, Company desires to employ executive as Executive Vice President, WMS and Executive desires to accept said employment by Company; and

         WHEREAS, Company and Executive have agreed upon the terms and conditions of Executive's employment with Company and the parties desire to express the terms and conditions in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby agreed as follows:

A G R E E M E N T S :

         1.       Employment and Duties.

                  A. Company shall employ Executive as Executive Vice President, WMS in accordance with the terms and conditions set forth in this Agreement. Executive hereby accepts employment on the terms set forth herein. Executive shall report to either the President or Chief Executive Officer or other such Officer as may be designated by the President, Chief Executive Officer or the Board of Directors.

                  B. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder.

         2.       Compensation.

                  A. Base Salary. Effective January 1, 2004, Company shall pay to Executive a base salary ("Base Salary") of $20,833.33 per month ($250,000.00 annualized), subject to all standard employment deductions, which amount may be increased annually at the discretion of the Chief Executive Officer or Board of Directors.

                  B. Performance-Related Bonus. For Fiscal Years 2004 and 2005, Executive shall be eligible to receive a performance-related bonus of up to $350,000.00 per year and subject to all standard employment deductions. $ 200,000.00 of such bonus shall be based upon Executive's areas of responsibility such criteria to be provided after Consultation with Executive, but determined in the sole discretion of Company as determined from time to time by the Compensation Committee of the Board of Directors. Bonuses shall be paid at the same time as other Executives receive their bonus, In addition to the above, Executive shall receive a one-time bonus of $112,000.00 in 2004, which shall be paid in 2 equal installments of $56,000.00 on March 31, 2004 and June 30, 2004. Executive must be an employee in good standing by Company on the date of any bonus payment to receive such bonus, except the bonus earned for the year 2004 and 2005, for which the Executive must be employed in good standing on December 31, 2004 and December 31, 2005, respectively. These bonuses are in lieu of any other bonuses Executive may have been entitled to receive, including any bonus for 2003. Thereafter, the bonus shall be paid as determined by the Company.
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                  C.       Stock Option. The Executive has received the option
(the "Option") to purchase 70,000 shares of Company, at a price of $27.39 vesting in 8 equal quarterly installments beginning on March 31, 2004 (on which date the first of the 8 quarterly installments will vest). In addition, Executive has received the Option to purchase an additional 30,000 shares of Company, at a price of $27.39 vesting on December 24, 2008, or such shares will vest earlier on or before December 31, 2005 on the date that the 10 day moving average share price at the daily close of trading of Company meets or exceeds $40.00 per share by December 31, 2005. All Options are granted pursuant to the Manhattan Associates, Inc. Option Plan (the "Option Plan"). The options will vest in accordance with the stock option certificate given for each grant.

                  D. Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, which Company provides for its employees at the executive level.

                  E. Expenses. Executive shall be reimbursed for expenses reasonably incurred in the performance of his duties hereunder in accordance with the policies of Company then in effect.

                  F. Vacation. Executive shall accrue vacation days in accordance with the current Company plan applicable to the employees at the executive level.

                  3. Term. This Agreement is effective when signed by both parties. The parties agree that Executive's employment may be terminated at any time, for any reason or for no reason, for cause or not for cause, with or without notice, by Company or Executive. Upon any such termination, Executive shall return immediately to Company all documents and other property of Company, together with all copies thereof, including all Work Product and Proprietary Information, within Executive's possession or control.

                  For purposes of this Agreement, Work Product shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Executive while performing services in furtherance of or related to the Company Business.

                  For purposes of this Agreement, Proprietary Information means all Trade Secrets and Confidential Information of Company.

                  For purposes of this Agreement, Confidential Information shall mean Company information in whatever form, other than Trade Secrets, that is of value to its owner and is treated as confidential.

                  For purposes of this Agreement, all Dollars shall be in U.S. Dollars.

         4.       Ownership.

                  (a) All Work Product will be considered work made for hire by Executive and owned by Company. To the extent that any Work Product may not by operation of law be considered work made for hire or if ownership of all rights therein will not vest exclusively in Company, Executive assigns to Company, now or upon its creation without further consideration, the ownership of all such Work Product. Company has the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Executive agrees to perform any acts as may be reasonably requested by Company to transfer, perfect, and defend Company's ownership of the Work Product.

                  (b) To the extent any materials other than Work Product are contained in the materials Executive delivers to Company or its Customers, Executive grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to use and distribute (internally or externally) or authorize others to use and distribute copies of, and prepare derivative works based upon, such materials and derivative works thereof. Executive agrees that during his or her employment, any money or other remuneration received by Executive for services rendered to a Customer belong to Company.

                  For purposes of this Agreement, Customers shall mean any current customer or prospective customer of Company.

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         5. Trade Secrets and Confidential Information.

                  (a) Company may disclose to Executive certain Proprietary Information. Executive agrees that the Proprietary Information is the exclusive property of Company (or a third party providing such information to Company) and Company (or such third party) owns all worldwide copyrights, trade secret rights, confidential information rights, and all other property rights therein.

                  (b) Company's disclosure of the Proprietary Information to Executive does not confer upon Executive any license, interest or rights in or to the Proprietary Information. Except in the performance of services for Company, Executive will hold in confidence and will not, without Company's prior written consent, use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any Proprietary Information communicated or made available by Company to or received by Executive. Executive agrees to notify Company immediately if he discovers any unauthorized use or disclosure of the Proprietary Information.

         6.       Non-Solicitation.

                  A. Customers. The relationships made or enhanced during Executive's employment with Company belong to Company. During Executive's employment and the one year period beginning immediately upon the termination of Executive's employment with Company for any reason (the "One Year Limitation Period"), Executive will not, without Company's prior written consent, contact, solicit or attempt to solicit, on his own or another's behalf, any Customer with whom Executive had contact in the one year prior to the end of Executive's employment with Company for any reason (the "One Year Restrictive Period") with a view of offering, selling or licensing any program, product or service that is competitive with the Company Business.

                  B. Employees/Independent Contractors. During Executive's employment and the One Year Limitation Period, Executive will not, without Company's prior written consent, call upon, solicit, recruit, or assist others in calling upon, soliciting or recruiting any person who is or was an employee of Company during the One Year Restrictive Period.

         7. Acknowledgments. The parties hereto agree that: (i) the restrictions contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of Company; (ii) by having access to information concerning employees and customers of Company, Executive shall obtain a competitive advantage as to such parties; (iii) the covenants and agreements of Executive contained in this Agreement are reasonably necessary to protect the interests of Company in whose favor said covenants and agreements are imposed in light of the nature of Company's business and the involvement of Executive in such business; (iv) the restrictions imposed by this Agreement are not greater than are necessary for the protection of Company in light of the substantial harm that Company will suffer should Executive breach any of the provisions of said covenants or agreements and (v) the covenants and agreements of Executive contained in this Agreement form material consideration for this Agreement.

         8. Remedy for Breach. Executive agrees that the remedies at law of Company for any actual or threatened breach by Executive of the covenants contained in Sections 4 through 7 of this Agreement would be inadequate and that Company shall be entitled to specific performance of the covenants in such paragraphs or injunctive relief against activities in violation of such paragraphs, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney's fees) which Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 4 through 7 of this Agreement shall be construed as agreements independent of any other provision of this or any other agreement between the parties hereto, and that the existence of any claim or cause of action by Executive against Company, whether predicated upon this or any other agreement, shall not constitute a defense to the enforcement by Company of said covenants.

         9. No Prior Agreements. Executive hereby represents and warrants to Company that the execution of this Agreement by Executive and Executive's employment by Company and the performance of Executive's duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

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         10.      Assignment; Binding Effect. Executive understands that
Executive has been selected for employment by Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 14 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. The rights and obligations of Company hereunder shall be available to any affiliate of Company or to a successor in interest of Company, including a successor established for the purpose of converting Company to a corporation.

         11. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement hereby supersedes any other prior employment agreements or understandings, written or oral, between Company and Executive. This written Agreement may not be later modified, except by a further writing signed by a duly authorized officer of Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         12.      This Agreement shall be governed under the laws of the United
States.

         13. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To Company:                        Manhattan Associates, Inc
                                            2300 Windy Ridge Pkwy
                                            7th Floor
                                            Atlanta, Georgia  30339
                                            Attention:  President

         To Executive:                       1509 Monarch Drive
                                             Marietta, GA 30062

         Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

         14. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         15. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             COMPANY:

                                             Manhattan Associates, Inc

                                             By:/s/ Richard M. Haddrill
                                                -----------------------------
                                                    Richard Haddrill
                                                    President & CEO
                                             Date: 3/3/04

                                             EXECUTIVE:

                                             /s/ Ramesh Srinivasan
                                             -----------------------------------
                                             Ramesh Srinivasan

                                             Date:    March 5, 2004